NEWS RELEASE

July 18, 2007

GULF UNITED ACQUIRES INTEREST IN LATIN AMERICA NATURAL GAS PIPELINE PROJECT

(HOUSTON) Gulf United Energy (OTCBB:GLFE) is pleased to announce it has closed its transaction contemplated in the previously announced letter of intent with the private Mexican corporation, Cia. Mexicana de Gas Natural, S.A. de C.V. (MGN), to acquire an equity participation of 24% in a joint venture company. The joint venture company will have 50% equity and will be involved in the design, construction, operation and maintenance of an open access natural gas pipeline between Valladolid, Cancun and Punta Venado, as well as other contemplated energy infrastructure facilities on the Yucatan Peninsula of Mexico.

The pipeline system will cover the gas demands of the productive sectors in the region, as well as the power generation plants in Cancun and Nizuc. The 16 inch 218 km pipeline is being designed to be bidirectional with a capacity to carry 183 million cubic feet per day of gas.

The pipeline will give the rapidly growing Cancun and surrounding areas its first and only access to natural gas. The Yucatan Peninsula is one of the most isolated areas for energy matters and has recently experienced extremely rapid population and economic growth in part responsible for doubling the Mexican population growth rate. The isolation coupled with its explosive growth has created a unique window of opportunity for energy infrastructure projects on the Yucatan Peninsula. Power generation plants in the area have been designed to be dual fired, thus they can switch over from fuel oil to run on the preferred natural gas, providing for a much safer, environmentally friendly and cost efficient power source.

The pipeline project, with an estimated cost of approximately US$140 million will be 50% owned by the Gulf United/MGN joint venture company. MGN has spent over three years working on the contracts, design and necessary approvals for the project. Construction is slated to begin during the second quarter of 2008 with completion estimated for the third quarter of 2009. The Company has paid a total of $1,458,235 to date including cash advances of $1,263,985 and the issuance of 185,000 restricted shares of common stock. The Company will be issuing a further 750,000 restricted shares of its common stock to MGN to complete the transaction and MGN has agreed to not dispose of any of the 750,000 common shares for a minimum of 2 years. It is expected that most of the future capital required to build the pipeline and the other contemplated projects will be secured by asset based debt financing.

MGN, a project development firm, is an affiliate of the Fermaca Group of Companies, an engineering and construction group based in Mexico City and focused on the integral development of energy projects in Mexico. Fermaca has a 43 year history of success in the Mexican civil construction and energy sectors. In accomplishing this, Fermaca has entered to a number of partnerships and strategic alliances with leading international companies. Past and present partnerships and strategic alliances include Oxy Mexico Pipeline LLC, a division of Occidental Petroleum (NYSE:OXY) to own and operate the Tejas natural gas pipeline, Heerema Marine Contractors, part of the Heerema Group with offices in The Hague, to install offshore marine platforms, Hamburg based Oiltanking to build own and operate marine terminals and industry leader Intec Engineering to perform marine engineering.

Commenting for Gulf United, President Don Wilson said, “With the closing of this important transaction, we have established Gulf United with a substantial asset based foundation, significant future revenue stream and outstanding regional partners. We are delighted to be affiliated with Fermaca/MGN and expect to participate in other energy infrastructure projects with them as is contemplated in our Agreement. As a part of our efforts to build Gulf United into a multi-faceted international energy company, we are in the process of evaluating global energy opportunities and anticipate complimenting our midstream business with upstream oil and gas exploration projects.”

Contact information: Don Wilson, President
Tel: (713) 942-6575 Fax: (713) 583-6435
website: www.gulfunitedenergy.com
email: info@gulfunitedenergy.com

Safe harbor for Forward-Looking Statements: Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects and the ability to fund operations and other factors over which Gulf United Energy, Inc. has little or no control.